Exhibit 10.4

December 23, 2010

DVB GROUP MERCHANT BANK (ASIA) LTD.

77 Robinson Road 30-02

Singapore

Attention: Martijn van Tuyl

Facsimile: +65 6511 0700

RE:          Loan Agreement dated as of January 16, 2008 (as amended, the “Loan Agreement”) among, inter alia, the parties named therein as Borrowers (the “Borrowers”), the parties named therein as Guarantors, the banks and financial institutions named therein as Lenders, the banks and financial institutions named therein as Swap Banks, and DVB Group Merchant Bank (Asia) Ltd. as Facility Agent (in such capacity, the “Facility Agent”) and Security Trustee

Reference is hereby made to (i) the Loan Agreement, (ii) the Letter Agreement dated as of September 30, 2010 (the “Forbearance Letter”) whereby the Credit Parties agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the Specified Events of Default as provided therein and (iii) the Letter Agreement dated as of November 12, 2010 (the “First Forbearance Extension Letter”) whereby you agreed subject to the conditions therein to a Forbearance Extension Period ending as of January 13, 2011. Capitalized terms defined in the Loan Agreement, the Forbearance Letter or the First Forbearance Extension Letter and not otherwise defined herein are used herein as therein defined.

In order to allow time for TBS International, plc and its affiliates to work with their various lenders (including the lenders party to the Loan Agreement) towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that you extend the Forbearance Extension Period set forth in the First Forbearance Extension Letter until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) February 1, 2011 (the “Amended Forbearance Extension Period”).

Such agreement to extend the Forbearance Extension Period is conditioned upon and subject to TBS International plc and/or their applicable subsidiaries and affiliates having entered into amendments, waivers, forbearances or other modifications on or before December 29, 2010 in respect of each of the other loan facilities listed on Schedule 1 hereto and in respect of each of the Bank of America Credit Facility, the RBS Credit Facility, the AIG Credit Facility, the Berenberg Credit Facility, the Commerzbank Credit Facility, the Credit Suisse Credit Facility, and the RBS Guarantee Facility, deferring and/or forbearing until no earlier than February 1,

2011 any rights of the respective creditor parties under such loan facilities arising as a result of the Payment Suspension.

Subject to the conditions precedent stated in the preceding paragraph and subject to the other terms and conditions set forth above, by counter-signing this letter the Facility Agent, for itself and on behalf of the other Credit Parties, agrees to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default (which shall include (in addition those identified in the Forbearance Letter and the First Forbearance Extension Letter) defaults arising from the suspension of payments by TBS International, public limited company and its affiliates of certain scheduled principal installments owing in respect of Indebtedness of such persons during the Amended Forbearance Extension Period, as more particularly described on Schedule 1 hereto) on the terms set forth in the Forbearance Letter and the First Forbearance Extension Letter, as modified by the terms above.

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Very truly yours,

TBS INTERNATIONAL, PLC

		By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President

Acknowledged and Agreed,

DVB GROUP MERCHANT BANK (ASIA) LTD.,
As Facility Agent, for and on behalf of itself and the other Credit Parties

By:	/s/ Daniel C. Rodgers
Name: Daniel C. Rodgers
Title: Attorney-in-fact

Schedule 1

Facility	Principal Amount	Date

Bank of America Facility, as amended and restated on March 26, 2008	$9,500,000	December 31, 2010

AIG Facility dated as of December 7, 2007	$1,750,000	January 1, 2011

DVB Facility dated as of January 16, 2008	$2,608,000	January 25, 2011